Filed Pursuant to Rule 433

Registration Statement 333-202430

Dated May 31, 2016

Pfizer Inc.

Pricing Term Sheet

Issuer:	Pfizer Inc.

Security:

1.200% Notes due 2018 (the “2018 Notes”)

1.450% Notes due 2019 (the “2019 Notes”)

1.950% Notes due 2021 (the “2021 Notes”)

2.750% Notes due 2026 (the “2026 Notes”)

4.400% Notes due 2044 (the “2044 Notes”)

Size:

2018 Notes: $1,250,000,000 aggregate principal amount

2019 Notes: $850,000,000 aggregate principal amount

2021 Notes: $1,150,000,000 aggregate principal amount

2026 Notes: $1,250,000,000 aggregate principal amount

2044 Notes: $500,000,000 aggregate principal amount

The 2044 Notes will be a further issuance of, be fully fungible with, rank equally in right of payment with and form a single series with the $500,000,000 principal amount of 4.400% notes due 2044 initially issued by us on May 15, 2014.

Maturity:	2018 Notes: June 1, 2018 2019 Notes: June 3, 2019 2021 Notes: June 3, 2021 2026 Notes: June 3, 2026 2044 Notes: May 15, 2044

Coupon:

2018 Notes: 1.200% annually, accruing from and including June 3, 2016

2019 Notes: 1.450% annually, accruing from and including June 3, 2016

2021 Notes: 1.950% annually, accruing from and including June 3, 2016

2026 Notes: 2.750% annually, accruing from and including June 3, 2016

2044 Notes: 4.400% annually, accruing from and including May 15, 2016

Interest Payment Dates:

2018 Notes: June 1 and December 1 of each year, beginning on December 1, 2016

2019 Notes: June 3 and December 3 of each year, beginning on December 3, 2016

2021 Notes: June 3 and December 3 of each year, beginning on December 3, 2016

2026 Notes: June 3 and December 3 of each year, beginning on December 3, 2016

2044 Notes: May 15 and November 15 of each year, beginning on November 15, 2016

For the 2044 Notes, all pre-issuance accrued interest from May 15, 2016 to the settlement date will be paid by purchasers of the 2044 Notes.

Price to Public:

2018 Notes: 99.927% of principal amount

2019 Notes: 99.886% of principal amount

2021 Notes: 99.853% of principal amount

2026 Notes: 99.974% of principal amount

2044 Notes: 110.146% of principal amount, plus pre-issuance accrued interest from May 15, 2016 to the issue date

Benchmark Treasury:	2018 Notes: 0.875% due May 31, 2018 2019 Notes: 0.875% due May 15, 2019 2021 Notes: 1.375% due May 31, 2021 2026 Notes: 1.625% due May 15, 2026 2044 Notes: 2.500% due February 15, 2046

Benchmark Treasury Price and Yield:	2018 Notes: 99-31 1⁄4; 0.887% 2019 Notes: 99-16 3⁄4; 1.039% 2021 Notes: 99-31; 1.381% 2026 Notes: 97-30; 1.853% 2044 Notes: 96-25; 2.657%

Spread to Benchmark Treasury Yield:	2018 Notes: T+35 bps 2019 Notes: T+45 bps 2021 Notes: T+60 bps 2026 Notes: T+90 bps 2044 Notes: T+115 bps

Yield to Maturity:	2018 Notes: 1.237% 2019 Notes: 1.489% 2021 Notes: 1.981% 2026 Notes: 2.753% 2044 Notes: 3.807%

Optional Redemption:	The notes of each series will be redeemable, in whole or in part, at any time and from time to time, at Pfizer Inc.’s option, at a redemption price equal to the greater of the following amounts: (i) 100% of the principal amount of the notes being redeemed on the redemption date; and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed on that redemption date (not including the amount, if any, of accrued and unpaid interest to, but excluding, the redemption date) discounted to the redemption date on a semi-annual basis at the Treasury Rate (as defined in the prospectus supplement), as determined by the Independent Investment Banker (as defined in the prospectus supplement), plus 5 bps in the case of the 2018 Notes, 7 bps in the case of the 2019 Notes, 10 bps in the case of the 2021 Notes, 15 bps in the case of the 2026 Notes and 15 bps in the case of the 2044 Notes; plus, in each case, accrued and unpaid interest on the notes being redeemed, to, but excluding, the redemption date.

Denominations:	Minimum of $2,000 principal amount and integral multiples of $1,000 in excess of $2,000

Net Proceeds to Pfizer (after underwriting discounts and before estimated expenses):	$5,029,433,000.00, plus, in the case of the 2044 Notes, pre-issuance accrued interest from May 15, 2016 to the issue date

Original Issue Date:	June 3, 2016

CUSIP/ISIN:	2018 Notes: 717081DW0 / US717081DW00 2019 Notes: 717081DU4 / US717081DU44 2021 Notes: 717081DX8 / US717081DX82 2026 Notes: 717081DV2 / US717081DV27 2044 Notes: 717081DK6 / US717081DK61

Expected Ratings (Moody’s/S&P)*:	A1 (negative) / AA (stable)

Joint Book-Running Managers:	Barclays Capital Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC

Passive Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc.

Senior Co-Managers:	HSBC Securities (USA) Inc. RBC Capital Markets, LLC

Co-Managers:	BNP Paribas Securities Corp. Drexel Hamilton, LLC Lebenthal & Co. Mizuho Securities USA Inc. Siebert Brandford Shank & Co., L.L.C. The Williams Capital Group, L.P.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling (i) Barclays Capital Inc. toll free at 888-603-5847, (ii) Goldman, Sachs & Co. toll free at 866-471-2526, J.P. Morgan Securities LLC collect at 212-834-4533 or (iv) Morgan Stanley & Co. LLC toll free at 866-718-1649.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by Pfizer Inc. on May 31, 2016 relating to its Prospectus dated March 2, 2015.